SENSATA TECHNOLOGIES REPORTS FOURTH QUARTER
AND FULL YEAR 2022 FINANCIAL RESULTS

Company achieved record new business wins of over $1 billion during 2022
Annual revenue exceeds $4 billion for the first time
Swindon, United Kingdom – January 31, 2023 - Sensata Technologies (NYSE: ST), a global industrial technology company and leading provider of sensor-rich solutions that create insights for customers, today announced financial results for its fourth quarter and full year ended December 31, 2022.
"Sensata continued to execute its strategic growth plan and delivered 10.0% organic revenue growth in the fourth quarter and a record $4.0 billion in revenue for the full year, including revenue growth outpacing markets served by 820 basis points,” said Jeff Cote, CEO and President of Sensata. "During 2022, the Company was awarded over $1 billion in new business wins, a new record that demonstrates the value of Sensata’s investments in the growth vectors of electrification and data insights. The significant business wins in the past two years underpin the future market outgrowth of the Company and our strong long-term performance. Looking forward, given our established success in our Electrification and Insights businesses, Sensata will focus on integrating and growing these innovative platforms organically, and prioritize earnings growth and the resulting free cash flow toward strengthening the balance sheet and de-levering, including targeting a net leverage range of 1.5x to 2.5x within the next 2 to 3 years.”
Operating results for the fourth quarter of 2022 compared to the fourth quarter of 2021 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was $1,014.7 million, an increase of $80.1 million, or 8.6%, compared to $934.6 million in the fourth quarter of 2021.
•Revenue increased 10.0% on an organic basis, which excludes a decrease of (3.6)% from foreign currency exchange rates and an increase of 2.2% from acquisitions, net of divestitures, each versus the prior year period.
Operating income:
•Operating income was $152.4 million, or 15.0% of revenue, an increase of $2.7 million, or 1.8%, compared to operating income of $149.7 million, or 16.0% of revenue, in the fourth quarter of 2021.
•Adjusted operating income was $204.3 million, or 20.1% of revenue, an increase of $6.7 million, or 3.4%, compared to adjusted operating income of $197.6 million, or 21.1% of revenue, in the fourth quarter of 2021.

Earnings per share:
•Earnings per share was $0.74, an increase of $0.04, or 5.7%, compared to earnings per share of $0.70 in the fourth quarter of 2021.
•Adjusted earnings per share was $0.96, an increase of $0.09, or 10.3%, compared to adjusted earnings per share of $0.87 in the fourth quarter of 2021.
•Changes in foreign currency exchange rates decreased Sensata's adjusted earnings per share by $0.05 in the fourth quarter of 2022 compared to the prior year period.
Sensata generated $224.9 million of operating cash flow in the fourth quarter of 2022, compared to $160.9 million in the prior year period. Sensata's free cash flow totaled $185.2 million in the fourth quarter of 2022 compared to $116.9 million in the prior year period.
During the fourth quarter of 2022, Sensata repurchased approximately 1.2 million ordinary shares for total consideration of $50.4 million as part of its existing share repurchase program. Sensata also returned approximately $16.8 million to shareholders through its quarterly dividend of $0.11 per share paid on November 23, 2022.
Operating results for the year ended December 31, 2022 compared to the year ended December 31, 2021 are summarized below. These results include non-GAAP financial measures, each of which is defined and reconciled to the most directly comparable GAAP measure later in this press release.
Revenue:
•Revenue was a record $4,029.3 million, an increase of $208.5 million, or 5.5%, compared to $3,820.8 million in the year ended December 31, 2021.
•Revenue increased 4.8% on an organic basis, which excludes a decrease of (2.4)% from foreign currency exchange rates and an increase of 3.1% from acquisitions, net of divestitures, each versus the prior year.
Operating income:
•Operating income was $670.1 million, or 16.6% of revenue, an increase of $36.9 million, or 5.8%, compared to operating income of $633.2 million, or 16.6% of revenue, in the year ended December 31, 2021.
•Adjusted operating income was $777.9 million, or 19.3% of revenue, a decrease of $(28.1) million, or (3.5)%, compared to adjusted operating income of $806.0 million, or 21.1% of revenue, in the year ended December 31, 2021.
Earnings per share:
•Earnings per share was $1.99, a decrease of $(0.29), or (12.7)%, compared to earnings per share of $2.28 in the year ended December 31, 2021.
•Adjusted earnings per share was $3.40, a decrease of $(0.16), or (4.5)%, compared to adjusted earnings per share of $3.56 in the year ended December 31, 2021.
•Changes in foreign currency exchange rates decreased Sensata's adjusted earnings per share by $0.15 in the year ended December 31, 2022 compared to the prior year.
Sensata generated $460.6 million of operating cash flow in the year ended December 31, 2022, compared to $554.2 million in the prior year. Sensata's free cash flow totaled $310.5 million in the year ended December 31, 2022 compared to $409.7 million in the prior year.

During the year ended December 31, 2022, Sensata repurchased approximately 6.3 million ordinary shares for total consideration of $292.3 million as part of its existing share repurchase program. Sensata also returned approximately $51.1 million to shareholders through total dividends of $0.33 per share paid to shareholders during the year ended December 31, 2022.
Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2022	2021	2022	2021
Performance Sensing
Revenue	$757,650	$685,078	$2,976,756	$2,847,908
Operating income	$196,923	$185,587	$751,640	$777,237
% of Performance Sensing revenue	26.0%	27.1%	25.3%	27.3%

Sensing Solutions
Revenue	$257,026	$249,519	$1,052,506	$972,898
Operating income	$74,390	$74,480	$300,015	$293,185
% of Sensing Solutions revenue	28.9%	29.8%	28.5%	30.1%

Guidance
"In the fourth quarter, Sensata delivered 8.6% revenue growth, 3.4% adjusted operating income growth, and 10.3% adjusted earnings per share growth from the prior year period," said Paul Vasington, EVP and CFO of Sensata. "For the first quarter of 2023, we expect revenue of $950 to $1,000 million and adjusted EPS of $0.81 to $0.91."
Paul continued, "Given ongoing market and macroeconomic uncertainties, Sensata is discontinuing its practice of providing full year finance guidance. We intend to continue to provide investors with quarterly forward guidance to better align with peers and where information from third party market forecasters and from our customers is more reliable."

Q1 2023 Guidance
$ in millions, except EPS	Q1-23 Guidance	Q1-22	Y/Y Change
Revenue	$950 - $1,000	$975.8	(3%) - 3%
organic growth			1% - 6%
Adjusted Operating Income	$182 - $198	$182.5	0% - 8%
Adjusted Net Income	$125 - $139	$123.4	1% - 13%
Adjusted EPS	$0.81 - $0.91	$0.78	4% - 17%
Versus the prior year period, Sensata expects that changes in foreign currency exchange rates will decrease revenue by approximately $27 million at the midpoint and decrease adjusted EPS by approximately $0.05 at the midpoint in the first quarter of 2023.

Conference Call and Webcast
Sensata will conduct a conference call today at 8:00 a.m. Eastern Time to discuss its fourth quarter and full year 2022 financial results and its outlook for the first quarter of 2023. The dial-in numbers for the call are 1-844-784-1726 or 1-412-380-7411. Callers should reference the "Sensata Q4 2022 Financial Results Conference Call." A live webcast of the conference call will also be available on the investor relations page of Sensata’s website at http://investors.sensata.com. Additionally, a replay of the call will be available until February 7, 2023. To access the replay, dial 1-877-344-7529 or 1-412-317-0088 and enter confirmation code: 4579813.
About Sensata Technologies
Sensata Technologies is a leading industrial technology company that develops sensors, sensor-based solutions, including controllers and software, and other mission-critical products to create valuable business insights for customers and end users. For more than 100 years, Sensata has provided a wide range of customized, sensor-rich solutions that address complex engineering requirements to help customers solve difficult challenges in the automotive, heavy vehicle & off-road, industrial, and aerospace industries. With approximately 21,000 employees and operations in 13 countries, Sensata’s solutions help to make products safer, cleaner and more efficient, more electrified, and more connected. For more information, please visit Sensata’s website at www.sensata.com.
Non-GAAP Financial Measures
We supplement the reporting of our financial information determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measures. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance, and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures is useful for period-over-period comparisons of underlying business trends and our ongoing business performance. We also believe presenting these non-GAAP measures provides additional transparency into how management evaluates the business.
Non-GAAP financial measures should be considered as supplemental in nature and are not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as, or comparable to, similar non-GAAP measures presented by other companies.
The non-GAAP financial measures referenced by Sensata in this release include: adjusted net income, adjusted earnings per share (“EPS”), adjusted operating income, adjusted operating margin, free cash flow, organic revenue growth, market outgrowth, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), net debt, and net leverage ratio. We also refer to changes in certain non-GAAP measures, usually reported either as a percentage or number of basis points, between two periods and measured on either a reported, constant currency, or an organic basis, the latter of which excludes the net impact of acquisitions and divestitures for the 12-month period following the respective transaction date(s) and the effect of foreign currency exchange rate differences between the comparative periods. Such changes are also considered non-GAAP measures.
Adjusted net income (or loss) is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted EPS is calculated by dividing adjusted net income (or loss) by the number of diluted weighted-average ordinary shares outstanding in the period. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Adjusted operating income (or loss) is defined as operating income (or loss), determined in accordance with U.S. GAAP, excluding certain non-GAAP adjustments which are described in the accompanying reconciliation tables. Adjusted operating margin is calculated by dividing adjusted operating income (or loss) by net revenue. We believe that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.
Free cash flow is defined as net cash provided by/(used in) operating activities less additions to property, plant and equipment and capitalized software. We believe that this measure is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to fund acquisitions, repurchase ordinary shares, or for the accelerated repayment of debt obligations.
Organic revenue growth (or decline) is defined as the reported percentage change in net revenue calculated in accordance with U.S. GAAP, excluding the period-over-period impact of foreign exchange rate differences as well as the net impact of material acquisitions and divestitures for the 12-month period following the respective transaction date(s). We believe that this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Adjusted EBITDA is defined as net income (or loss), determined in accordance with U.S. GAAP, excluding interest expense, net, provision for (or benefit from) income taxes, depreciation expense, amortization of intangible assets, and the following non-GAAP adjustments, if applicable: (1) restructuring related and other, (2) financing and other transaction costs, (3) deferred gain or loss on derivative instruments, and (4) step-up inventory amortization.
Net debt is defined as total debt, finance lease, and other financing obligations less cash and cash equivalents. We believe net debt is a useful measure to management and investors in understanding trends in our overall financial condition.

Net leverage ratio is defined as net debt divided by last twelve months (LTM) adjusted EBITDA. We believe the net leverage ratio is a useful measure to management and investors in understanding trends in our overall financial condition.
Safe Harbor Statement
This earnings release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expect," "anticipate," "believe," "estimate," "predict," "project," "forecast," "continue," "intend," "plan," "potential," "opportunity," "guidance," and similar terms or phrases. Forward-looking statements involve, among other things, expectations, projections, and assumptions about future financial and operating results, objectives, business and market outlook, megatrends, priorities, growth, shareholder value, capital expenditures, cash flows, demand for products and services, share repurchases, and Sensata’s strategic initiatives, including those relating to acquisitions and dispositions and the impact of such transactions on our strategic and operational plans and financial results. These statements are subject to risks, uncertainties, and other important factors relating to our operations and business environment, and we can give no assurances that these forward-looking statements will prove to be correct.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements, including, but not limited to, risks related to public health crises, instability and changes in the global markets, supplier interruption or non-performance, the acquisition or disposition of businesses, adverse conditions or competition in the industries upon which we are dependent, intellectual property, product liability, warranty, and recall claims, market acceptance of new product introductions and product innovations, labor disruptions or increased labor costs, and changes in existing environmental or safety laws, regulations, and programs.
Investors and others should carefully consider the foregoing factors and other uncertainties, risks, and potential events including, but not limited to, those described in Item 1A: Risk Factors in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A: Risk Factors in our quarterly reports on Form 10-Q or other subsequent filings with the United States Securities and Exchange Commission. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	For the three months ended December 31,		For the full year ended December 31,
	2022	2021	2022	2021
Net revenue	$1,014,676	$934,597	$4,029,262	$3,820,806
Operating costs and expenses:
Cost of revenue	673,830	619,878	2,712,048	2,542,434
Research and development	47,446	40,143	189,344	159,072
Selling, general and administrative	87,622	87,261	370,644	336,989
Amortization of intangible assets	39,302	32,637	153,787	134,129
Restructuring and other charges, net	14,111	4,986	(66,700)	14,942
Total operating costs and expenses	862,311	784,905	3,359,123	3,187,566
Operating income	152,365	149,692	670,139	633,240
Interest expense, net	(43,676)	(44,898)	(178,819)	(179,291)
Other, net	16,449	7,756	(94,618)	(40,032)
Income before taxes	125,138	112,550	396,702	413,917
Provision for income taxes	11,988	578	86,017	50,337
Net income	113,150	111,972	310,685	363,580

Net income per share:
Basic	$0.74	$0.71	$2.00	$2.30
Diluted	$0.74	$0.70	$1.99	$2.28

Weighted-average ordinary shares outstanding:
Basic	152,639	158,299	155,253	158,166
Diluted	153,140	159,428	155,927	159,370

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$1,225,518	$1,708,955
Accounts receivable, net of allowances	742,382	653,438
Inventories	644,875	588,231
Prepaid expenses and other current assets	162,268	126,370
Total current assets	2,775,043	3,076,994
Property, plant and equipment, net	840,819	820,933
Goodwill	3,911,224	3,502,063
Other intangible assets, net	999,722	946,731
Deferred income tax assets	100,539	105,028
Other assets	128,873	162,017
Total assets	$8,756,220	$8,613,766

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt, finance lease and other financing obligations	$256,471	$6,833
Accounts payable	531,572	459,093
Income taxes payable	43,987	26,517
Accrued expenses and other current liabilities	346,942	343,816
Total current liabilities	1,178,972	836,259
Deferred income tax liabilities	364,593	339,273
Pension and other post-retirement benefit obligations	36,086	38,758
Finance lease and other financing obligations, less current portion	24,742	26,564
Long-term debt, net	3,958,928	4,214,946
Other long-term liabilities	82,092	63,232
Total liabilities	5,645,413	5,519,032
Total shareholders' equity	3,110,807	3,094,734
Total liabilities and shareholders' equity	$8,756,220	$8,613,766

SENSATA TECHNOLOGIES HOLDING PLC
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the year ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$310,685	$363,580
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	127,184	124,959
Amortization of debt issuance costs	6,969	6,858
Gain on sale of business	(135,112)	—
Share-based compensation	31,791	25,663
Loss on debt financing	5,468	30,066
Amortization of intangible assets	153,787	134,129
Deferred income taxes	(781)	(5,270)
Acquisition-related compensation payments	(23,500)	(15,630)
Mark-to-market loss on equity investments, net	75,569	—
Unrealized loss on derivative instruments and other	34,309	13,837
Changes in operating assets and liabilities, net of effects of acquisitions	(125,776)	(124,041)
Net cash provided by operating activities	460,593	554,151

Cash flows from investing activities:
Acquisitions, net of cash received	(631,516)	(736,077)
Additions to property, plant and equipment and capitalized software	(150,064)	(144,403)
Investment in debt and equity securities	(7,983)	(5,533)
Proceeds from the sale of business, net of cash sold	198,841	—
Other	152	3,919
Net cash used in investing activities	(590,570)	(882,094)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	22,803	26,290
Payment of employee restricted stock tax withholdings	(8,525)	(9,048)
Proceeds from borrowings on debt	500,000	1,001,875
Payments on debt	(510,701)	(763,263)
Dividends paid	(51,072)	—
Payments to repurchase ordinary shares	(292,274)	(47,843)
Payments of debt financing costs	(13,691)	(33,093)
Net cash (used in)/provided by financing activities	(353,460)	174,918
Net change in cash and cash equivalents	(483,437)	(153,025)
Cash and cash equivalents, beginning of year	1,708,955	1,861,980
Cash and cash equivalents, end of year	$1,225,518	$1,708,955

Revenue by Business, Geography, and End Market (Unaudited)

(percent of total revenue)	For the three months ended December 31,		For the full year ended December 31,
	2022	2021	2022	2021
Performance Sensing	74.7%	73.3%	73.9%	74.5%
Sensing Solutions	25.3%	26.7%	26.1%	25.5%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended December 31,		For the full year ended December 31,
	2022	2021	2022	2021
Americas	43.5%	38.4%	42.3%	38.0%
Europe	25.6%	24.7%	25.9%	26.2%
Asia/Rest of World	30.9%	36.9%	31.8%	35.8%
Total	100.0%	100.0%	100.0%	100.0%

(percent of total revenue)	For the three months ended December 31,		For the full year ended December 31,
	2022	2021	2022	2021
Automotive (1)	53.8%	52.0%	52.3%	54.0%
Heavy vehicle and off-road	21.6%	22.5%	22.5%	21.7%
Industrial	13.8%	11.9%	13.0%	10.8%
Appliance and HVAC	4.9%	6.2%	5.4%	6.4%
Aerospace	4.3%	3.7%	3.8%	3.5%
All other	1.6%	3.7%	3.0%	3.6%
Total	100.0%	100.0%	100.0%	100.0%
(1)    Includes amounts reflected in the Sensing Solutions segment as follows: $7.9 million and $11.3 million of revenue in the three months ended December 31, 2022 and 2021, respectively, and $35.8 million and $44.4 million of revenue in the years ended December 31, 2022 and 2021, respectively.
Market Outgrowth (Unaudited)

	For the three months ended December 31, 2022			For the full year ended December 31, 2022
	Reported Growth	Organic Growth	End Market Growth	Reported Growth	Organic Growth	End Market Growth (1)
Sensata	8.6%	10.0%	(1.8%)	5.5%	4.8%	0.5%
(1)    End market growth excludes (3.9)% inventory movements between the periods presented and the prior periods.

GAAP to Non-GAAP Reconciliations
The following unaudited tables provide a reconciliation of the difference between each of the non-GAAP financial measures referenced herein and the most directly comparable U.S. GAAP financial measure. Amounts presented in these tables may not appear to recalculate due to the effect of rounding.
Operating income and margin, income tax, net income, and earnings per share

($ in thousands, except per share amounts)	For the three months ended December 31, 2022
	Operating Income	Operating Margin	Income Taxes	Net Income	Diluted EPS
Reported (GAAP)	$152,365	15.0%	$11,988	$113,150	$0.74
Non-GAAP adjustments:
Restructuring related and other	12,041	1.2%	(2,935)	10,205	0.07
Financing and other transaction costs	5,074	0.5%	—	5,508	0.04
Step-up depreciation and amortization	38,027	3.7%	—	38,027	0.25
Deferred gain on derivative instruments	(3,213)	(0.3%)	2,985	(11,481)	(0.07)
Amortization of debt issuance costs	—	—%	—	1,713	0.01
Deferred taxes and other tax related	—	—%	(10,627)	(10,627)	(0.07)
Total adjustments	51,929	5.1%	(10,577)	33,345	0.22
Adjusted (non-GAAP)	$204,294	20.1%	$22,565	$146,495	$0.96

($ in thousands, except per share amounts)	For the three months ended December 31, 2021
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$149,692	16.0%	$578	$111,972	$0.70
Non-GAAP adjustments:
Restructuring related and other	7,876	0.8%	(3,167)	1,760	0.01
Financing and other transaction costs	7,093	0.8%	(65)	5,182	0.03
Step-up depreciation and amortization	31,606	3.4%	—	31,606	0.20
Deferred loss/(gain) on derivative instruments	1,325	0.1%	—	(2,170)	(0.01)
Amortization of debt issuance costs	—	—%	—	1,716	0.01
Deferred taxes and other tax related	—	—%	(10,758)	(10,758)	(0.07)
Total adjustments	47,900	5.1%	(13,990)	27,336	0.17
Adjusted (non-GAAP)	$197,592	21.1%	$14,568	$139,308	$0.87

($ in thousands, except per share amounts)	For the full year ended December 31, 2022
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$670,139	16.6%	$86,017	$310,685	$1.99
Non-GAAP adjustments:
Restructuring related and other	36,472	0.9%	(3,498)	34,515	0.22
Financing and other transaction costs (1)	(75,550)	(1.9%)	2,767	10,726	0.07
Step-up depreciation and amortization	148,291	3.7%	—	148,291	0.95
Deferred (gain)/loss on derivative instruments	(1,473)	0.0%	(387)	1,490	0.01
Amortization of debt issuance costs	—	—%	—	6,969	0.04
Deferred taxes and other tax related (2)	—	—%	17,828	17,828	0.11
Total adjustments	107,740	2.7%	16,710	219,819	1.41
Adjusted (non-GAAP)	$777,879	19.3%	$69,307	$530,504	$3.40
(1)    Includes gain on the sale of the Qinex Business in the third quarter of 2022 and changes in the fair value of acquisition-related contingent consideration amounts of $135.1 million and $9.4 million, respectively, partially offset by $48.9 million of expense related to compensation arrangements entered into concurrent with the closing of an acquisition, each of which were recorded in restructuring and other charges, net. Also includes $75.6 million of mark-to-market losses on our equity investments, primarily our investment in Quanergy Systems, Inc., which are presented in other, net in our consolidated statement of operations.
(2)    Includes $14.7 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent companies in the Netherlands and the United States. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

($ in thousands, except per share amounts)	For the full year ended December 31, 2021
	Operating Income	Operating Margin	Income Tax	Net Income	Diluted EPS
Reported (GAAP)	$663,240	16.6%	$50,337	$363,580	$2.28
Non-GAAP adjustments:
Restructuring related and other	23,565	0.6%	(3,500)	21,356	0.13
Financing and other transaction costs (1)	13,236	0.3%	(65)	40,977	0.26
Step-up depreciation and amortization	127,642	3.3%	—	127,642	0.80
Deferred loss on derivative instruments	8,327	0.2%	—	11,294	0.07
Amortization of debt issuance costs	—	—%	—	6,858	0.04
Deferred taxes and other tax related (2)	—	—%	(4,865)	(4,865)	(0.03)
Total adjustments	172,770	4.5%	(8,430)	203,262	1.28
Adjusted (non-GAAP)	$806,010	21.1%	$58,767	$566,842	$3.56
(1)    Includes a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss primarily includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs. The loss is presented in other, net in our consolidated statement of operations.
(2)    Includes $10.9 million of current tax expense related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.

Non-GAAP adjustments by location in statements of operations

(in thousands)	For the three months ended December 31,		For the full year ended December 31,
	2022	2021	2022	2021

Cost of revenue	$(1,189)	$7,060	$10,873	$16,525
Selling, general and administrative	1,266	4,657	16,457	15,321
Amortization of intangible assets	37,741	31,197	147,110	125,982
Restructuring and other charges, net (1)	14,111	4,986	(66,700)	14,942
Operating income adjustments	51,929	47,900	107,740	172,770
Interest expense, net	1,713	1,716	6,969	6,858
Other, net (2)	(9,720)	(8,290)	88,400	32,064
Provision for income taxes (3)	(10,577)	(13,990)	16,710	(8,430)
Net income adjustments	$33,345	$27,336	$219,819	$203,262
(1)    The year ended December 31, 2022 includes gains of $135.1 million, related to the sale of the Qinex Business, and $9.4 million, related to changes in the fair values of acquisition-related contingent consideration amounts, partially offset by $48.9 million of expense related to compensation arrangements entered into concurrent with the closing of certain acquisitions, including $10.4 million recognized during the fourth quarter of 2022. Refer to our Annual Report on Form 10-K for additional information.
(2)    The year ended December 31, 2022 includes mark-to-market losses on our equity investments, primarily in Quanergy Systems, Inc, of $75.6 million and a $5.5 million loss related to the redemption of the 4.875% Senior Notes in the third quarter of 2022. The year ended December 31, 2021 includes a $30.1 million loss recognized in the first quarter of 2021 related to the early redemption of our 6.25% Senior Notes due 2026 at 103.125%. The loss primarily includes the payment of $23.4 million for the early redemption premium, with the remaining loss representing write-off of debt discounts and deferred financing costs. Refer to our Annual Report on Form 10-K for additional information.
(3)    The years ended December 31, 2022 and 2021 include current tax expense of $14.7 million and $10.9 million, respectively, related to the repatriation of profit from certain Asian subsidiaries to their parent company in the Netherlands. The decision to repatriate these profits was the result of our goal to reduce our balance sheet exposure and corresponding earnings volatility related to changes in foreign currency exchange rates as well as to fund our deployment of capital.
Free cash flow

($ in thousands)	Three months ended December 31,			Full year ended December 31,
	2022	2021	% Change	2022	2021	% Change
Net cash provided by operating activities	$224,860	$160,925	39.7%	$460,593	$554,151	(16.9%)
Additions to property, plant and equipment and capitalized software	(39,640)	(43,993)	9.9%	(150,064)	(144,403)	(3.9%)
Free cash flow	$185,220	$116,932	58.4%	$310,529	$409,748	(24.2%)

Adjusted corporate and other expenses

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2022	2021	2022	2021
Corporate and other expenses (GAAP)	$(65,535)	$(72,752)	$(294,429)	$(288,111)
Restructuring related and other	(1,229)	5,569	11,896	9,948
Financing and other transaction costs	4,233	4,414	15,726	11,911
Step-up depreciation and amortization	286	409	1,181	1,660
Deferred (gain)/loss on derivative instruments	(3,213)	1,325	(1,473)	8,327
Total Adjustments	77	11,717	27,330	31,846
Adjusted corporate and other expenses	$(65,458)	$(61,035)	$(267,099)	$(256,265)
Adjusted EBITDA

	Three months ended December 31,		Full year ended December 31,
(in thousands)	2022	2021	2022	2021
Net income	$113,150	$111,972	$310,685	$363,580
Interest expense, net	43,676	44,898	178,819	179,291
Provision for income taxes	11,988	578	86,017	50,337
Depreciation expense	32,622	30,598	127,184	124,959
Amortization of intangible assets	39,302	32,637	153,787	134,129
EBITDA	240,738	220,683	856,492	852,296
Non-GAAP Adjustments
Restructuring related and other	13,140	4,927	38,013	23,644
Financing and other transaction costs	5,053	5,247	7,504	41,042
Deferred (gain)/loss on derivative instruments	(14,466)	(2,170)	1,877	11,294
Adjusted EBITDA	$244,465	$228,687	$903,886	$928,276
Net debt and leverage

	As of
($ in thousands)	December 31, 2022	December 31, 2021
Current portion of long-term debt, finance lease and other financing obligations	$256,471	$6,833
Finance lease and other financing obligations, less current portion	24,742	26,564
Long-term debt, net	3,958,928	4,214,946
Total debt, finance lease, and other financing obligations	4,240,141	4,248,343
Less: Discount, net of premium	(3,360)	(5,207)
Less: Deferred financing costs	(29,916)	(26,682)
Total Gross indebtedness	4,273,417	4,280,232
Less: Cash and cash equivalents	1,225,518	1,708,955
Net Debt	$3,047,899	$2,571,277

Adjusted EBITDA (LTM)	$903,886	$928,276
Net leverage ratio	3.4	2.8

Guidance

	For the three months ending March 31, 2023
($ in millions, except per share amounts)	Operating Income		Net Income		EPS
	Low	High	Low	High	Low	High
GAAP	$134.5	$147.0	$75.0	$84.5	$0.48	$0.56
Restructuring related and other	4.0	4.5	4.0	4.5	0.03	0.03
Financing and other transaction costs	6.5	7.5	6.0	7.0	0.04	0.05
Step-up depreciation and amortization	37.0	39.0	37.0	39.0	0.24	0.25
Deferred (gain)/loss on derivative instruments(1)	—	—	—	—	—	—
Amortization of debt issuance costs	—	—	2.0	2.0	0.01	0.01
Deferred taxes and other tax related	—	—	1.0	2.0	0.01	0.01
Non-GAAP	$182.0	$198.0	$125.0	$139.0	$0.81	$0.91
Weighted-average diluted shares outstanding (in millions)					153.6	153.6
(1)    We are unable to predict movements in commodity prices and, therefore, the impact of mark-to-market adjustments on our commodity forward contracts to our projected operating results. In prior periods such adjustments have been significant to our reported GAAP earnings.

# # #
Investors:		Media:
Jacob Sayer		Alexia Taxiarchos
(508) 236-1666		(508) 236-1761
jsayer@sensata.com		ataxiarchos@sensata.com